UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORTPursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

ZEC, INC.

(Exact name of registrant as specified in its charter)

Delaware(State or other jurisdictionof incorporation)	000-55554(Commission File Number)	47-5048026(I.R.S. EmployerIdentification No.)

1002 North Central Expressway, Suite 495 Richardson, Texas  75080(Address of principal executive offices)

Registrant’s telephone number, including area code:  (888) 344-0073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On April 13, 2016 ZEC, Inc. (“ZEC”) entered into a new marketing and distribution agreement with CBI Polymers, Inc. (“CBIP”), replacing their prior agreement. This agreement expanded the rights and obligations of the parties under their previous agreement and also modified the consideration due to each of the parties. The agreement is for a term of two years and will automatically extend every two years as long as neither party is in default.  The non-defaulting party may continue to extend the Agreement at its discretion.

Under the new agreement CBIP has granted ZEC exclusive world-wide marketing, sales and distribution rights to DeconGel, PrestorPro and all future products developed and/or acquired by CBIP. CBIP has also agreed that all outstanding marketing, sales and distribution relationships and pending contracts for CBIP goods and/or services, if transferrable, are to be assigned to ZEC;  that any and all applications techniques developed by CBIP are to be shared with ZEC; and that  ZEC shall have a right of first refusal to purchase CBIP’s existing inventory at CBIP’s fully-loaded cost.

ZEC has agreed to pre-pay consideration in cash or other consideration equal to $25,000 per month for the first two years of the Agreement for all rights related to existing products and services (including those products and services in the development stages as of the date of the Agreement); and has agreed to pay currently in cash or other consideration equal to $10,000 per month for all rights related to future products and services (including those products and services entering into the development stage after the date of the Agreement); and has agreed to pay a royalty of 10% based on gross sales at the distribution price to CBIP quarterly, based on collected revenue.

The foregoing summary of the sales and distribution agreement between ZEC and CBIP is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEC, Inc.

By:	/s/ E. Thomas Layton
E. Thomas Layton
Chairman of the Board and CEO

Date:      April 21, 2016